Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

10 October 2025

Matter No.: 1008547 / 110986976

852 2842 9530

Richard.Hall@conyers.com

+852 2842 9522

michael.yu@conyers.com

INNEOVA Holdings Limited

Cricket Square

Hutchins Drive, P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: INNEOVA Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). The Registration Statement relates to the registration of an aggregate of 3,234,124 class A ordinary shares par value US$0.0005 per share (the “Plan Shares”) of the Company to be issued pursuant to the INNEOVA Holdings Limited 2025 Equity Incentive Plan, as amended (the “2025 Plan” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement; and

1.2.	a copy of the 2025 Plan.

We have also reviewed:

1.3.	a copy of the Memorandum and Articles of Association of the Company, each certified by the Secretary of the Company on 10 October 2025;

1.4.	a copy of the resolutions in writing of the directors of the Company approving the adoption of the 2025 Plan and the allotment and issue of the Plan Shares dated 10 October 2025 (the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 11 September 2025 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the 2025 Plan and the other documents reviewed by us;

2.4.	the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Plan Shares by the Company under the 2025 Plan the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.7.	that terms and conditions of the Award (as defined in the 2025 Plan) and the issue of the Plan Shares thereunder will be authorised and approved by the Committee (as defined in the 2025 Plan);

2.8.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission and have become effective;

2.9.	that on the date of issuance of any Plan Shares, the Company will have sufficient authorised but unissued class A ordinary shares par value US$0.0005 per share in its share capital; and

2.10.	that on the date of issuing any award or Plan Shares under the 2025 Plan the Company is and after issuing any award or Plan Shares under the 2025 Plan the Company will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the 2025 Plan which purports to fetter the statutory powers of the Company.

3.2.	We express no opinion with respect to the issuance of Plan Shares pursuant to any provision of the 2025 Plan that purports to obligate the Company to issue Plan Shares following the commencement of a winding up or liquidation.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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3.4.	Any provision of a document governed by Cayman Islands law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition, a document governed by Cayman Islands law guaranteeing or securing obligations under another document which may be amended in the future may not be enforceable in the event of such an amendment if the amendment was not within the original contemplation of the parties to the first document. The question of whether any provisions of a document governed by Cayman Islands law which may be illegal, invalid or ineffective may be severed from the other provisions of such document would be determined by the courts at their discretion.

3.5.	Any provision in a document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to the document (a “Third Party”) is unenforceable against that Third Party. Any provision in the document which is governed by Cayman Islands law purporting to grant rights to a Third Party is unenforceable by that Third Party, except to the extent that the document expressly provides that the Third Party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014).

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the 2025 Plan, the Plan Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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